Conversus StepStone Private Markets (“CPRIM”) November 2020 | CONFIDENTIAL Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated November 3, 2020 Registration No. 333-239638

CPRIM Investment

DEAL SUMMARY

CPRIM purchased two LP-interests managed by a global buyout firm. StepStone worked to carve out the interests from a broader portfolio sale conducted by a public pension fund.

KEY INVESTMENT HIGHLIGHTS

Favorable Transaction Dynamics

- Strong GP with an impressive track record
- Both funds have achieved 1st quartile IRR performance
- StepStone had an Information advantage, having already completed a successful co-investment with the GP

Attractive Underlying Portfolio Companies

- Portfolio of healthy companies possessing embedded value and entering their harvest phase
- More than 50% of exposure in durable industries, such as healthcare and IT
- COVID-19 pandemic had either a positive or neutral impact on more than 50% of the portfolio

TRANSACTION OVERVIEW

Close Date	October 2020
Transaction Type	LP Interests
GPs / Funds / Assets	1 GP / 2 Funds / 26 Companies
Vintage Year(s)	2012, 2016
Asset Class	Private Equity
Strategy	Global Buyout
Regions	Europe

INDUSTRY EXPOSURE



35%
16%
15%
8%
13%
6%
5%
2%
Healthcare
IT
Business Services
Communication
Financials
Industrials
Consumer Staples
Consumer Disc.

Estimated based on underlying fund financial information as of October 2020. **Past performance is not necessarily indicative of future results** and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

STEPSTONE CONVERSUS LLC | 2

CPRIM Investment

DEAL SUMMARY

CPRIM participated in a continuation fund of 3 high-quality assets, managed by a top performing GP. The GP believes these assets possess a significant opportunity for value creation and wanted to continue controlling them beyond the duration of their current fund structures.

TRANSACTION OVERVIEW

Close Date	October 2020
Transaction Type	GP-Led Recapitalization
GPs / Funds / Assets	1 GP / 3 Funds / 3 Companies
Vintage Year(s)	2006, 2011, 2014
Asset Class	Private Equity
Strategy	Growth Equity Healthcare
Regions	North America

KEY INVESTMENT HIGHLIGHTS

Favorable Transaction Dynamics

- GP has exclusively produced 1st quartile funds since 2001
- GP has historically had a below market loss ratio
- Attractive structure and deal terms

Attractive Underlying Portfolio Companies

- Market leading medical device and biotechnology companies
- Key asset manufactures highly specialized and mission critical devices
- Largest asset has experienced double digit organic growth since 2005 and maintains industry leading EBITDA margins

INDUSTRY EXPOSURE



Healthcare
100%

Estimated based on underlying fund financial information as of October 2020. **Past performance is not necessarily indicative of future results** and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

STEPSTONE CONVERSUS LLC | 3

CPRIM Investment

DEAL SUMMARY

CPRIM acquired an indirect interest in a financial services company via a continuation vehicle with a middle market GP focused on growth-oriented investments. The GP believes there is significant value to be generated at the company and would like to continue owning/controlling the asset and secure follow-on capital to help fund M&A in a fragmented industry.

KEY INVESTMENT HIGHLIGHTS

Favorable Transaction Dynamics

- GP agreed to favorable terms creating strong alignment of interest with LPs
- Financial services have been the GP's best performing vertical at the time of the investment
- StepStone has completed multiple successful co-investments with the GP over several years

Attractive Underlying Portfolio Company

- One of the largest and most respected financial advisory firms in the U.S.
- The company has been growing net new assets above the market average
- High advisor retention rate has driven very sticky recurring revenue

TRANSACTION OVERVIEW

Close Date	October 2020
Transaction Type	Single Asset Secondary
GPs / Funds / Assets	1 GP / 1 Fund / 1 Company
Vintage Year(s)	2016
Asset Class	Private Equity
Strategy	Middle/Large Buyout
Regions	North America

INDUSTRY EXPOSURE


100%
Financial Services

Estimated based on underlying fund financial information as of October 2020. **Past performance is not necessarily indicative of future results** and there can be no assurance that any StepStone fund will achieve its objectives or avoid substantial losses. The opinions expressed herein reflect the current opinions of StepStone as of the date appearing in this material only. There can be no assurance that views and opinions expressed in this document will come to pass. No representation or warranty is made as to the returns which may be experienced by investors.

STEPSTONE CONVERSUS LLC | 4

This document is meant only to provide a broad overview for discussion purposes. All information provided herein is subject to change. This document is for informational purposes only and does not constitute an offer to sell, a solicitation to buy, or a recommendation for any security, or as an offer to provide advisory or other services by StepStone Conversus LLC (“Conversus”), StepStone Group LP (“StepStone”), StepStone Group Real Assets LP, StepStone Group Real Estate LP, Swiss Capital Invest Holding (Dublin) Ltd, Swiss Capital Alternative Investments AG or their subsidiaries or affiliates (collectively, the “Advisers”) in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. The information contained in this document should not be construed as financial or investment advice on any subject matter. The Advisers expressly disclaim all liability in respect to actions taken based on any or all of the information in this document. This document is confidential and solely for the use of existing and potential investors in Conversus StepStone Private Markets (“CPRIM” or the “Fund”) to whom it has been delivered, where permitted. By accepting delivery of this presentation, each recipient undertakes not to reproduce or distribute this presentation in whole or in part, nor to disclose any of its contents (except to its professional advisors), without the prior written consent of the Advisers. While some information used in the presentation has been obtained from various published and unpublished sources considered to be reliable, the Advisers do not guarantee its accuracy or completeness and accepts no liability for any direct or consequential losses arising from its use. Thus, all such information is subject to independent verification by prospective investors. The presentation is being made based on the understanding that each recipient has sufficient knowledge and experience to evaluate the merits and risks of investing in private market products. All expressions of opinion are intended solely as general market commentary and do not constitute investment advice or a guarantee of returns. All expressions of opinion are as of the date of this document, are subject to change without notice and may differ from views held by other businesses of the Advisers. All AUM is based on current values based on the date noted calculated in accordance with relevant valuation policies and may include both realized and unrealized investments. Due to the inherent uncertainty of valuation, the stated value may differ significantly from the value that would have been used had a ready market existed for all of the portfolio investments, and the difference could be material. The long-term value of these investments may be lesser or greater than the valuations provided. The Advisers, their affiliates and employees are not in the business of providing tax, legal or accounting advice. Any tax-related statements contained in these materials are provided for illustration purposes only and cannot be relied upon for the purpose of avoiding tax penalties. Any taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor. Prospective investors should inform themselves and take appropriate advice as to any applicable legal requirements and any applicable taxation and exchange control regulations in the countries of their citizenship, residence or domicile which might be relevant to the subscription, purchase, holding, exchange, redemption or disposal of any investments. Each prospective investor is urged to discuss any prospective investment with its legal, tax and regulatory advisors in order to make an independent determination of the suitability and consequences of such an investment. An investment involves a number of risks and there are conflicts of interest. Please refer to the risks on pages 42 and 43. Each of StepStone Conversus LLC, StepStone Group LP, StepStone Group Real Assets LP and StepStone Group Real Estate LP is an investment adviser registered with the Securities and Exchange Commission (“SEC”).  StepStone Group Europe LLP is authorized and regulated by the Financial Conduct Authority, firm reference number 551580. Swiss Capital Invest Holding (Dublin) Ltd (“SCHIDL”) is an SEC Registered Investment Advisor. Such registrations do not imply a certain level of skill or training and no inference to the contrary should be made. Foreside Fund Services, LLC, a FINRA-registered broker-dealer, will act as Placement Agent. All data is as of October 2020 unless otherwise noted. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. ACTUAL PERFORMANCE MAY VARY. Before investing you should carefully consider the fund’s investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained from Conversus StepStone Private Markets at 704.215.4300. An investor should read the prospectus carefully before investing (link to prospectus). Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and this fund is effective under the 1940 Act. This communication shall not constitute an offer to buy or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state. An indication of interest in response to this advertisement will involve no obligation or commitment of any kind. Disclosure

Conversus StepStone Private Markets (“CPRIM”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CPRIM or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 704-215-4300. CPRIM shares are offered for purchase exclusively through, and subject to the terms of, its prospectus, which should be read in its entirety before making any investment decision. Investors should consult with their financial advisor about the suitability of CPRIM for their portfolio. Forward-Looking Statements This communication may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this communication may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. Conversus undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this communication. Disclosure

Contact Info For more information please visit www.conversus.com or call 704-215-4300 Conversus, a StepStone Company 128 S Tryon, Suite 880 Charlotte, NC 28202 EXPANDING ACCESS TO PRIVATE MARKETS